Exhibit 99

(1)  Represents shares of Common Stock issued upon conversion of Series E Convertible Preferred Stock and the issuance of Common Stock in respect of accrued but unpaid dividends issued upon conversion of the Series E Convertible Preferred Stock.  The number of shares of Common Stock reported in column 5 of Table I consists of shares held by each of the entities listed in the table below:

Holder	No. of Shares of Common Stock
CC/M NitroMed Holdings, L.P.	718,677 shares
CC NitroMed Holdings, L.P.	281,954 shares
CC/Q Partners, L.P.	617,486 shares
Care Capital Investments II, L.P.	433,416 shares
Total	2,051,533 shares

Dr. Karabelas is a partner of Care Capital LLC, the general partner of each of the funds managed by Care Capital LLC.  Dr. Karabelas disclaims beneficial ownership of the shares held by each of the funds managed by Care Capital LLC except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(2)  Each share of Series E Convertible Preferred Stock is convertible into 1.1526 shares of Common Stock.

(3)  Not applicable.

(4)  The number of shares Series E Convertible Preferred Stock reported consists of shares held by each of the entities listed in the table below.  Dr. Karabelas is a partner of Care Capital LLC, the general partner of each of the funds managed by Care Capital LLC. Dr. Karabelas disclaims beneficial ownership of the shares held by each of the funds managed by Care Capital LLC except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

Holder	No. of Shares of Series E Convertible Preferred Stock
CC/M NitroMed Holdings, L.P.	575,929 shares
CC NitroMed Holdings, L.P.	224,557 shares
CC/Q Partners, L.P.	494,837 shares
Care Capital Investments II, L.P.	372,321 shares
Total	1,667,644 shares